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                       CERTIFICATE AMENDING AND RESTATING
                       THE CERTIFICATE OF INCORPORATION BY
                ACTION OF THE BOARD OF DIRECTORS AND SHAREHOLDERS


1.   The name of the Corporation is ITT HARTFORD LIFE AND ANNUITY INSURANCE
     COMPANY.

2. The Certificate of Incorporation is amended and restated by the following resolution of the Board of Directors and Shareholder of the Corporation.

     RESOLVED, that the Certificate of Incorporation of the Corporation, as supplemented and amended to date, is further amended and restated to read as follows:

     Section 1. The name of the Corporation is ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY.

     Section 2. The address of the Registered Office of the Corporation is Hartford Plaza, Hartford, Connecticut 06104-2999.

     Section 3. The Corporation is a body politic and corporate and shall have all the powers granted by the general statutes, as now enacted or hereinafter amended, to corporations formed under the Stock Corporation Act.

     Section 4. The Corporation shall have the purposes and powers to write any and all forms of insurance which any other corporation now or hereafter chartered in Connecticut and empowered to do an insurance business may now or hereafter lawfully do; to accept and to cede reinsurance; to issue policies and contracts for any kind or combination of kinds of insurance; to issue policies or contracts either with or without participation in profits; to acquire and hold any or all of the shares or other securities of any insurance corporation or any other kind of corporation; and to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act. The corporation is authorized to exercise the powers herein granted in any state, territory or jurisdiction of the United States or in any foreign country.

     Section 5. The Corporation shall obtain a license from the insurance commissioner prior to the commencement of business and shall be subject to all general statutes applicable to insurance companies.



     Section 6. The aggregate number of shares which the corporation shall have authority to issue is 3,000 shares consisting of one class only, designated as Common Shares, of the par value of $1,250.





     Section 7. No shareholder shall, because of his ownership of shares, have a preemptive or



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                    other right to purchase, subscribe for, or take any part of any shares or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of this corporation issued, optioned, or sold by it after its incorporation.



     Section 8. The minimum amount of stated capital with which the corporation shall commence business is One Thousand Dollars ($1,000.00).





     Section 9. So much of the charter of said corporation is amended, as is inconsistent herewith is repealed, provided such repeal shall not invalidate or otherwise affect any action taken pursuant to the charter of the corporation, in accordance with its terms, prior to the effective date of such repeal.



3. The above resolution was passed by the Board of Directors and the Shareholder of the Corporation. The number of shares entitled to vote thereon was 3,000 and the vote required for adoption was 2,000 shares. The vote favoring adoption was 3,000 which was the greatest vote needed to pass the resolution.


4.   The term of existence of the corporation shall be perpetual.


Dated at Simsbury, Connecticut this 30 day of  April, 1996.
                                    --


We hereby declare, under the penalties of false statement, that the statements made in the foregoing Certificate are true.


                                        ITT HARTFORD LIFE AND
                                        ANNUITY INSURANCE COMPANY

                                        /s/ Lowndes A. Smith
                                        -----------------------------
                                        Lowndes A. Smith, President



/s/ Lynda Godkin
----------------------------------------
Lynda Godkin, Associate General Counsel
and Corporate Secretary